Exhibit 4.2

THIS AMENDMENT NO. 1 TO THE STOCKHOLDERS RIGHTS AGREEMENT (this "Amendment") is entered into as of August 15, 2018, by Aegean Marine Petroleum Network Inc., a Marshall Islands corporation (the "Company"), and Computershare Trust Company, N.A., a federally chartered trust company, as Rights Agent (the "Rights Agent").

BACKGROUND

The Company and the Rights Agent are parties to that certain Stockholders Rights Agreement, dated as of August 14, 2009 (the "Rights Agreement").

Section 27 of the Rights Agreement provides that, prior to the occurrence of a Distribution Date (as defined in the Rights Agreement), the Company may supplement or amend the Rights Agreement in any respect without the approval of any holders of Rights (as defined in the Rights Agreement) and the Rights Agent shall, if the Company so directs, execute such supplement or amendment.

The Company now desires to amend the Rights Agreement in the manner set forth below and, by its execution hereof, the Company directs the Rights Agent to execute this Amendment.

NOW, THEREFORE, the Rights Agreement is hereby amended as follows:

1.          The definition of "Acquiring Person" in Section 1 of the Rights Agreement is hereby amended and restated as follows:

""Acquiring Person" shall mean any Person (as hereinafter defined) who or which, together with all Affiliates and Associates (as such terms are hereinafter defined) of such Person, shall be the Beneficial Owner (as hereinafter defined) of 15% or more of the shares of Common Stock then outstanding, but shall not include the Company, any Subsidiary (as hereinafter defined) of the Company, the Mercuria Entities or any employee benefit plan of the Company or of any Subsidiary of the Company, or any Person holding shares of Common Stock for or pursuant to the terms of any such plan. Notwithstanding the foregoing, no Person shall be deemed to be an Acquiring Person if such Person shall become the Beneficial Owner of 15% or more of the shares of Common Stock then outstanding solely as a result of a grant under a Company equity incentive plan, a dividend or distribution paid or made by the Company on the outstanding shares of Common Stock in shares of Common Stock or pursuant to a split or subdivision of the outstanding shares of Common Stock; provided, however, that a Person who (i) becomes the Beneficial Owner of 15% or more of the shares of Common Stock of the Company then outstanding by reason of a grant under a Company equity incentive plan, dividend or distribution paid or made by the Company on the outstanding shares of Common Stock in shares of Common Stock or pursuant to a split or subdivision of the outstanding shares of Common Stock and (ii) becomes the Beneficial Owner of any additional shares of Common Stock of the Company (other than pursuant to an additional grant under a Company equity incentive plan, dividend or distribution paid or made by the Company on the outstanding shares of Common Stock in shares of Common

Stock or pursuant to a split or subdivision of the outstanding shares of Common Stock), shall be deemed to be an Acquiring Person unless upon becoming the Beneficial Owner of such additional shares of Common Stock of the Company such Person does not beneficially own 15% or more of the shares of Common Stock of the Company then outstanding. Notwithstanding the foregoing, no Person shall be deemed to be an Acquiring Person as the result of an acquisition of shares of Common Stock by the Company or any Subsidiary of the Company or an employee benefit plan of the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 15% or more of the shares of Common Stock of the Company then outstanding; provided, however, that a Person who (i) becomes the Beneficial Owner of 15% or more of the shares of Common Stock of the Company then outstanding by reason of share purchases by the Company or any Subsidiary of the Company or an employee benefit plan of the Company and (ii) after such share purchases, becomes the Beneficial Owner of any additional shares of Common Stock of the Company (other than pursuant to a grant under a Company equity incentive plan, a dividend or distribution paid or made by the Company on the outstanding shares of Common Stock in shares of Common Stock or pursuant to a split or subdivision of the outstanding shares of Common Stock), shall be deemed to be an Acquiring Person unless upon becoming the Beneficial Owner of such additional shares of Common Stock of the Company such Person does not beneficially own 15% or more of the shares of Common Stock of the Company then outstanding. Notwithstanding the foregoing, if the Company's Board of Directors determines in good faith that a Person who would otherwise be an "Acquiring Person," as defined pursuant to the foregoing provisions of this paragraph, has become such inadvertently (including, without limitation, because (A) such Person was unaware that it beneficially owned a percentage of the shares of Common Stock that would otherwise cause such Person to be an "Acquiring Person," as defined pursuant to the foregoing provisions of this paragraph, or (B) such Person was aware of the extent of the shares of Common Stock it beneficially owned but had no actual knowledge of the consequences of such beneficial ownership under this Rights Agreement) and without any intention of changing or influencing control of the Company, and if such Person divested or divests as promptly as practicable a sufficient number of shares of Common Stock so that such Person would no longer be an Acquiring Person, as defined pursuant to the foregoing provisions of this paragraph, then such Person shall not be deemed to be or have ever been an Acquiring Person for any purposes of this Rights Agreement. Notwithstanding the foregoing, if, as of the date of this Rights Agreement, any Person is the Beneficial Owner of 15% or more of the shares of Common Stock outstanding, such Person shall not be or become an "Acquiring Person," as defined herein, unless and until such time as such Person shall become the Beneficial Owner of additional shares of Common Stock in an amount in excess of 1% of the Company's then outstanding common stock, (excluding shares acquired pursuant to a grant under a Company equity incentive plan, a dividend or distribution paid or made by the Company on the outstanding shares of Common Stock in shares of Common Stock or pursuant to a split or subdivision of the outstanding shares of Common Stock), unless upon becoming the Beneficial Owner of such additional shares of Common Stock, such Person is not then the beneficial owner of 15% or more of the shares of Common Stock then outstanding."

2.          Section 1 of the Rights Agreement is hereby amended by adding the following immediately after the definition of "Final Expiration Date".

""Mercuria Entities" shall mean Mercuria Asset Holdings (Hong Kong) Limited together with all of its Affiliates and Associates."

3.          This Amendment shall be effective as of the date hereof and, except as expressly set forth herein, the Rights Agreement shall remain in full force and effect and be otherwise unaffected hereby.

4.          This Amendment may be executed in any number of counterparts, each of which, when executed, shall be deemed to be an original and all such counterparts shall together constitute one and the same document.  A signature to this Amendment executed and/or transmitted electronically shall have the same authority, effect and enforceability as an original signature.

5.          This Amendment shall be deemed to be a contract made under the laws of the State of New York and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

[Signature page follows]

IN WITNESS WHEREOF, this Amendment has been executed by the undersigned as of the date first written above.

AEGEAN MARINE PETROLEUM NETWORK INC.

By:	/s/ Spyridon Fokas
Name:	Spyridon Fokas
Title:	General Counsel

COMPUTERSHARE TRUST COMPANY, N.A.

By:	/s/ Dennis V. Moccia
Name:	Dennis V. Moccia
Title:	Manager, Contract Administration

[Signature Page to Stockholders Rights Agreement Amendment]